AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Plan") is entered into as of the 20th day of April, 1999, by and among NACO Industries, Inc., a Utah corporation ("Industries") and NACO Composites, Inc., a Utah corporation ("Composites").

                                    Recitals:

         A. Industries is a corporation originally incorporated under the laws of the State of Kansas but that has been duly domesticated and is validly existing and in good standing under the laws of the State of Utah.

         B. Composites is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah.

         C. The respective Boards of Directors of Industries and Composites deem it advisable for the mutual benefit of Industries and Composites that Composites be merged with and into Industries (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Utah Revised Business Corporation Act (the "Utah Act").

         D. Industries and Composites and their respective Boards of Directors have approved this Plan.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. The Merger. At the Effective Time (as hereinafter defined), Composites shall be merged with and into Industries in accordance with the Utah Act, and the separate corporate existence of Composites shall cease. (Industries and Composites are sometimes referred to herein as the "Constituent Corporations," and Industries, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation.")

         2. Effective Time. The Merger shall become effective immediately upon the filing of this Plan, together with appropriate Articles of Merger, with the Utah Department of Commerce, Division of Corporations and Commercial Code (the ?Utah Division?), in accordance with the Utah Act. The date and time of such filing are sometimes referred to herein as the "Effective Time."

         3. Effect of the Merger. The Merger shall have the effects set forth in Section 1106 of the Utah Act.

         4. Articles of Incorporation. The Articles of Incorporation of Industries as in effect immediately prior to the Effective Time shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law, and shall not be affected by the Merger.

         5. Bylaws. The Bylaws of Industries as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         6.  Directors and Officers.

             (a) At the Effective Time, the board of directors of the Surviving Corporation shall consist of the members of the board of directors of Industries immediately prior to the Merger, to serve thereafter in accordance with the Bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such Bylaws and the laws of the State of Utah.

             (b) At the Effective Time, the officers of the Surviving Corporation shall be the officers of Industries immediately prior to the Merger, with such officers to serve thereafter in accordance with the Bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such Bylaws and the laws of the State of Utah.

         7. Cancellation of Composites Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Composites, or the holders thereof, each share of the common stock of Composites (the "Composites Common Stock") issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished without consideration.

         8. Industries Shares. All of the issued and outstanding shares of the Common Stock, $.01 par value per share, (the "Industries Common Stock") and all of the issued and outstanding shares of the Series 1 Class A 7% Cumulative Convertible Preferred Stock, $3.00 par value, (the "Industries Preferred Stock") of Industries shall remain issued and outstanding and shall not be converted, exchanged or cancelled.

         9. Shareholder Approval. Pursuant to the provisions of the Utah Act, this Plan is not required to be submitted to the holders of the Composites Common Stock for their approval. Pursuant to the provisions of the Utah Act, this Plan is not required to be submitted to the holders of the Industries Common Stock nor the holders of the Industries Preferred Stock for their approval. This Plan and the Articles of Merger shall be executed and filed, and all required acts shall be done in order to accomplish the Merger under the provisions of the Utah Act and all other applicable laws and regulations of the State of Utah.

         10. Termination or Abandonment. This Plan may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual written consent of the respective Boards of Directors of the Constituent Corporations. In the event of termination of this Plan as herein provided, Industries and Composites and their respective Boards of Directors and shareholders shall not be liable to each other or the directors or shareholders of each other.


PLAN-MERGER
                                       2

         11. Other Provisions.

             (a) Governing Law. This Plan shall be governed in all respects by the laws of the State of Utah.

             (b) Counterparts. This Plan may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Plan by their duly authorized officers as of the date first above written.


                                   NACO INDUSTRIES, INC.,
                                   a Utah corporation



                                   By: /s/ Verne E. Bray
                                      ------------------------------------------
                                           Verne E. Bray, President


                                   NACO COMPOSITES, INC.,
                                   a Utah corporation



                                   By: /s/ Jeffrey J. Kirby
                                      ------------------------------------------
                                           Jeffrey J. Kirby, President